Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2014 Fourth Quarter Sales of $166.1 Million and Net Income of $18.4 Million

•	Record full year diluted earnings per share were $2.48 vs. $1.24 in prior-year

•	2014 revenue increased by $321.1 million, or 94.5%, with organic sales up $50.7 million, or 14.9%

•	Fourth quarter bookings and backlog reached new records of $235.4 million and $370.7 million, respectively

EAST AURORA, NY, February 19, 2015 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace, defense, consumer electronics and semiconductor industries, today reported financial results for the fourth quarter and year ended December 31, 2014. Earnings per share for all periods presented are adjusted for the twenty percent distribution of Class B Stock for shareholders of record on September 5, 2014.

	Three Months Ended			Year Ended
	Dec. 31, 2014	Dec. 31, 2013	% Change	Dec. 31, 2014	Dec. 31, 2013	% Change
Sales	$166,083	$105,456	57.5%	$661,039	$339,937	94.5%
Gross profit	$42,525	$25,173	68.9%	$167,042	$87,858	90.1%
Gross margin	25.6%	23.9%		25.3%	25.8%
SG&A	$17,042	$14,262	19.5%	$79,680	$45,553	74.9%
SG&A percent of sales	10.3%	13.5%		12.1%	13.4%
Income from operations	$25,483	$10,911	133.6%	$87,362	$42,305	106.5%
Operating margin %	15.3%	10.3%		13.2%	12.4%
Net income	$18,439	$6,389	188.6%	$56,170	$27,266	106.0%
Net income %	11.1%	6.1%		8.5%	8.0%

Consolidated Review

Fourth Quarter 2014 Results

Consolidated sales increased $60.6 million to $166.1 million, compared with the same period in the prior year. The 2014 fourth quarter included $43.7 million in incremental sales for acquired businesses. Organic sales increased $16.9 million, or 16.1%. Aerospace segment sales increased $25.9 million to $128.6 million and Test Systems segment sales increased $34.7 million to $37.5 million.

Consolidated gross margin was 25.6% compared with 23.9% in the fourth quarter of 2013. Margins expanded on leverage achieved from increased organic sales volume and lower expense related to the fair value step-up of inventory from acquired businesses which was somewhat offset by higher engineering and development (“E&D”) costs. Expense related to the fair value step-up of inventory from acquired businesses was $0.8 million and $3.5 million in the 2014 and 2013 fourth quarters, respectively. E&D costs were $19.7 million, which included $3.8 million for acquired businesses. E&D costs in the prior year’s fourth quarter were $14.3 million.

Selling, general and administrative (“SG&A”) expenses were $17.0 million, or 10.3% of sales, compared with $14.3 million, or 13.5% of sales, in the same period of 2013. Approximately $4.8 million of the increase was associated with acquired businesses, offset by a $4.5 million fair value write-down of the contingent consideration liability related to acquisitions. Additionally, higher SG&A expense reflects increased headcount and compensation costs to support growth.

Diluted earnings per share for the 2014 fourth quarter were $0.81 compared with $0.29 in the prior-year period.

Consolidated 2014 Full Year Review

Consolidated sales in 2014 increased by 94.5%, or $321.1 million, to $661.0 million compared with $339.9 million in 2013. The increase was due to a combination of acquisitions and organic sales volume growth. Acquisitions contributed $270.4 million (comprised of $111.2 million in the Aerospace segment and $159.2 million in the Test Systems segment), while organic sales increased by $50.7 million, or 14.9% from the prior year. On a segment basis, Aerospace sales of $494.7 million were up $164.2 million, while Test Systems sales of $166.3 million increased by $156.9 million compared with the prior year.

Consolidated gross margin was 25.3% in 2014 compared with 25.8% in 2013. Leverage achieved from increased organic sales volume was offset by lower margins from the acquired businesses, which were impacted by higher costs related to the fair value step-up of acquired inventory. Expense related to the fair value step-up of inventory from acquired businesses was $19.4 million and $5.5 million in 2014 and 2013, respectively. Consolidated gross margin was also negatively impacted by increased depreciation expenses of $3.0 million, increased warranty costs of $2.9 million and increased engineering & development (“E&D”) costs. Total E&D costs were $76.7 million for the year, including $19.1 million from acquired businesses. E&D costs in 2013 were $52.8 million.

Selling, general and administrative (“SG&A”) expenses were $79.7 million, or 12.1% of sales, compared with $45.6 million, or 13.4% of sales, in the prior year. The increase was due primarily to $34.8 million in incremental SG&A costs of acquired businesses, including $10.4 million of incremental amortization expense for acquired intangible assets. Additionally, higher SG&A expense reflects increased headcount and compensation costs to support growth. SG&A expenses in 2014 were positively affected by the $5.0 million fair value write-down of a contingent consideration liability related to acquisitions.

Diluted earnings per share for 2014 were $2.48 compared with $1.24 in the prior year. In 2014, fair value inventory step-up charges associated with acquired businesses’ inventory was approximately $19.4 million before taxes, or approximately $0.58 per diluted share after tax.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Fourth Quarter 2014 Results

Aerospace segment sales increased by $25.9 million, or 25.3%, to $128.6 million when compared with the prior year’s fourth quarter. Organic sales grew 16.8%, or $17.2 million, and sales from acquired businesses added $8.7 million.

Sales to the Commercial Transport market increased $27.1 million, of which approximately $6.5 million was related to the acquired businesses with the remaining increase primarily related to higher organic sales of Electrical Power & Motion and Avionics products. Organic sales of Electrical Power & Motion products to the Commercial Transport market increased approximately $10.0 million. Organic sales of Avionics products to this market increased by $7.8 million.

Military sales decreased $4.4 million when compared with the prior year, due primarily to general reduction of volumes.

Sales to the Business Jet market increased $2.6 million when compared with 2013. Sales from the acquired businesses added $2.2 million.

Aerospace operating profit for the fourth quarter of 2014 was $19.4 million, or 15.1% of sales, compared with $14.1 million, or 13.7% of sales, in the same period last year. Approximately $1.2 million in incremental operating profit was related to the acquired Aerospace businesses. Operating leverage gained on higher volume for the organic business was partially offset by approximately $1.7 million of higher organic E&D costs and $1.4 million of costs related to the write down of assets used exclusively on the paused Learjet 85 program.

Aerospace 2014 Results

Sales for the Aerospace segment increased $164.2 million in 2014 compared with the prior year. Organic sales grew 16.0%, or $53.0 million. Incremental sales from acquired businesses were $111.2 million.

Sales to the commercial transport market increased $158.3 million. Organic sales were up $64.2 million and sales from acquired businesses added $94.1 million. The organic sales increase was primarily from Electrical Power & Motion products, which increased approximately $42.2 million. Additionally, organic sales of Lighting & Safety products to this market increased approximately $11.9 million, while organic sales of Avionics products increased $8.6 million.

Military aircraft sales decreased $6.2 million when compared with the prior year. The acquired businesses added $1.8 million while organic sales were down $8.0 million due primarily to general reduction of volumes.

Sales to the business jet market increased $9.0 million when compared with the prior year. The acquired businesses added $10.7 million in sales, more than offsetting lower organic sales which decreased $1.7 million, primarily from the Lighting & Safety and Electrical Power & Motion product lines.

The $3.1 million increase in 2014 to other markets reflected approximately $4.6 million from acquired businesses offset by a $1.5 million decline in organic sales.

Aerospace operating profit for 2014 was $79.8 million, or 16.1% of sales, compared with $55.2 million, or 16.7% of sales, in the prior year. The acquired businesses contributed approximately $9.4 million in incremental operating profit in 2014. Leverage achieved from higher organic sales volume was partially offset by increased organic E&D costs of approximately $5.0 million and an increase in organic warranty costs of $2.3 million. Additionally impacting Aerospace operating margins was expense related to the fair value step-up of inventory from acquired businesses of approximately $2.6 million and $5.5 million in 2014 and 2013, respectively. Aerospace SG&A expense increased $19.4 million in 2014 compared with 2013. The increase was due primarily to the incremental SG&A of acquired businesses, which added $16.7 million, including $4.4 million of acquired intangible asset amortization expense.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems Fourth Quarter 2014 Results

Test Systems sales increased $34.7 million to $37.5 million compared with sales of $2.8 million for the same period in 2013. Astronics Test Systems (“ATS”), acquired on February 28, 2014, contributed $35.0 million in sales to both the Commercial Electronics and Military markets. Operating profit for the fourth quarter of 2014 was $4.4 million compared with an operating loss of $0.9 million in the same period last year. The improvement was a result of the operating profit from ATS. Test Systems fourth quarter operating profit was negatively impacted by $0.8 million in expense for the fair value step-up of acquired inventory. Additionally, amortization expense in the fourth quarter relating to the acquisition was $0.6 million.

Test Systems 2014 Results

Sales in 2014 increased $156.9 million to $166.3 million compared with sales of $9.4 million for 2013. Incremental sales to both the Commercial Electronics and Military markets from the acquisition of ATS drove the growth. Sales from this acquired business were $159.2 million in 2014; organic Test System sales were $7.1 million for 2014.

Operating profit for 2014 was $12.4 million compared with an operating loss of $3.8 million for 2013. All of the improvement was due to the margin provided by the ATS acquisition. Included in 2014 cost of products sold was $16.8 million of expense related to the fair value step-up of acquired inventory. Incremental SG&A and E&D costs included in cost of products sold of the acquired business were approximately $18.2 million and $9.1 million, respectively.

Forecast

We expect consolidated sales in 2015 to be between $680 million and $740 million, including the January 2015 addition of Armstrong Aerospace, Inc. Our consolidated backlog at December 31, 2014 was $370.7 million, of which approximately $321.8 million is expected to ship in 2015.

We expect our capital equipment spending in 2015 to be in the range of $20 million to $25 million, excluding Armstrong. E&D costs are estimated to be in the range of $75 million to $80 million, excluding Armstrong. Approximately $550 million to $580 million of forecasted 2015 revenue is expected from the Aerospace segment, while approximately $130 million to $160 million of the forecasted revenue is expected from the Test Systems segment.

Mr. Gundermann commented, “2014 was a strong year of growth for Astronics, with revenue and profits essentially doubling from 2013. These types of results do not come easily and are a tribute to our dynamic team of employees who have made it happen. We expect our momentum to continue into 2015, which should be another very good year for the company.”

Fourth Quarter and Full Year 2014 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. EST. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13598322. The telephonic replay will be available from 2:00 p.m. EST on the day of the call through Thursday, February 26, 2015. A transcript of the call will also be posted to the Company’s Web site once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leading supplier of products to the aerospace, defense, consumer electronics and semiconductor industries. Our products include advanced, high-performance electrical power generation and distribution systems, lighting and safety systems, avionics products, aircraft structures and automatic test and simulation systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to our targeted markets and other markets where our technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.

For more information on Astronics and its products, visit its website at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Sales	$166,083	$105,456	$661,039	$339,937
Cost of products sold	123,558	80,283	493,997	252,079

Gross profit	42,525	25,173	167,042	87,858
Gross margin	25.6%	23.9%	25.3%	25.8%

Selling, general and administrative	17,042	14,262	79,680	45,553
SG&A % of Sales	10.3%	13.5%	12.1%	13.4%

Income from operations	25,483	10,911	87,362	42,305
Operating margin	15.3%	10.3%	13.2%	12.4%

Interest expense, net	1,072	2,009	8,255	4,094

Income before tax	24,411	8,902	79,107	38,211
Income tax expense	5,972	2,513	22,937	10,945

Net Income	$18,439	$6,389	$56,170	$27,266

Net income % of Sales	11.1%	6.1%	8.5%	8.0%

*Basic earnings per share:	$0.84	$0.30	$2.59	$1.30
*Diluted earnings per share:	$0.81	$0.29	$2.48	$1.24

*Weighted average diluted shares outstanding (in thousands)	22,671	22,355	22,662	22,031

Capital expenditures	$10,911	$2,035	$40,882	$6,868
Depreciation and amortization	$6,086	$4,512	$27,254	$11,059

*All share quantities and per-share data have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on September 5, 2014.

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	12/31/2014	12/31/2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$21,197	$54,635
Accounts receivable	88,888	60,942
Inventories	115,053	85,269
Other current assets	20,680	10,352
Property, plant and equipment, net	116,316	70,900
Other long-term assets	5,632	5,474
Intangible assets, net	94,991	102,701
Goodwill	100,153	100,998

Total Assets	$562,910	$491,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$2,796	$12,279
Accounts payable and accrued expenses	61,368	52,211
Customer advances and deferred revenue	45,052	20,747
Long-term debt	180,212	188,041
Other liabilities	45,305	46,484
Shareholders’ equity	228,177	171,509

Total Liabilities and Shareholders’ Equity	$562,910	$491,271

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Year-To-Date
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Sales
Aerospace	$128,619	$102,660	$494,747	$330,530
Test Systems	37,704	2,896	166,769	10,103
Less Inter-segment	(240)	(100)	(477)	(696)

Total Sales	$166,083	$105,456	$661,039	$339,937

Operating profit and margins
Aerospace	$19,445	$14,088	$79,753	$55,200
	15.1%	13.7%	16.1%	16.7%
Test Systems	4,367	(876)	12,401	(3,756)
	11.6%	(30.2)%	7.4%	(37.2)%

Total Operating Profit	23,812	13,212	92,154	51,444
	14.3%	12.5%	13.9%	15.1%

Interest expense	1,072	2,009	8,255	4,094
Corporate expenses and other	(1,671)	2,301	4,792	9,139

Income Before Taxes	$24,411	$8,902	$79,107	$38,211

	14.7%	8.4%	12.0%	11.2%

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2014	12/31/2013	% change	12/31/2014	12/31/2013	% change	2014 YTD
Aerospace Segment
Commercial Transport	$103,025	$75,918	35.7%	$396,075	$237,725	66.6%	60.0%
Military	10,844	15,270	(29.0)%	42,434	48,669	(12.8)%	6.5%
Business Jet	10,079	7,448	35.3%	38,819	29,784	30.3%	5.9%
Other	4,671	4,024	16.1%	17,419	14,352	21.4%	2.6%

Aerospace Total	128,619	102,660	25.3%	494,747	330,530	49.7%	75.0%

Test Systems Segment
Commercial Electronics	24,476	—	N/A	130,859	—	N/A	19.7%
Military	12,988	2,796	364.5%	35,433	9,407	276.7%	5.3%

	37,464	2,796	1,239.9%	166,292	9,407	1,667.7%	25.0%

Total	$166,083	$105,456	57.5%	$661,039	$339,937	94.5%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2014	12/31/2013	% change	12/31/2014	12/31/2013	% change	2014 YTD
Aerospace Segment
Electrical Power & Motion	$66,088	$54,428	21.4%	$254,455	$188,221	35.2%	38.5%
Lighting & Safety	36,510	35,015	4.3%	148,212	102,233	45.0%	22.4%
Avionics	17,278	5,180	233.6%	57,879	18,733	209.0%	8.8%
Structures	3,725	3,530	5.5%	14,594	6,331	130.5%	2.3%
Other	5,018	4,507	11.3%	19,607	15,012	30.6%	3.0%

Aerospace Total	128,619	102,660	25.3%	494,747	330,530	49.7%	75.0%

Test Systems	37,464	2,796	1,239.9%	166,292	9,407	1,667.7%	25.0%

Total	$166,083	$105,456	57.5%	$661,039	$339,937	94.5%	100.0%

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Twelve Months
	3/30/2014	6/28/2014	9/27/2014	12/31/2014	12/31/2014
Sales
Aerospace	$122,372	$121,523	$122,233	$128,619	$494,747
Test Systems	18,579	53,040	57,209	37,464	166,292

Total Sales	$140,951	$174,563	$179,442	$166,083	$661,039

Bookings
Aerospace	$123,578	$117,761	$139,486	$130,588	$511,413
Test Systems	22,677	21,241	14,560	104,782	163,260

Total Bookings	$146,255	$139,002	$154,046	$235,370	$674,673

Backlog*
Aerospace	$208,307	$204,545	$221,797	$223,769	N/A
Test Systems	154,095	122,296	79,648	146,964	N/A

Total Backlog	$362,402	$326,841	$301,445	$370,733	N/A

Book:Bill Ratio
Aerospace	1.01	0.97	1.14	1.02	1.03
Test Systems	1.22	0.40	0.25	2.80	0.98

Total Book:Bill	1.04	0.80	0.86	1.42	1.02

* On February 28, 2014, Astronics Corporation acquired Astronics Test Systems, Inc. which included a backlog of approximately $142.9 million for the Test Systems segment.

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